                                                                                    EXHIBIT 11.1
                                       MASSBANK CORP.
                                    Earnings Per Share

     The following is a calculation of earnings per share for the three months and nine months ended September 30, 1996 and 1995.
                                          Three Months Ended         Nine Months Ended
Calculation of Primary                       September 30,              September 30,
  Earnings Per Share                      1996          1995         1996         1995
______________________________            ____          ____         ____         ____
Average common shares outstanding       2,690,435    2,736,869     2,721,886    2,762,929

Less:  Unallocated Employee Stock Ownership
       Plan (ESOP) shares not committed
       to be released                     (46,200)     (52,800)      (46,200)     (52,800)

Shares assumed to be repurchased
  under treasury stock method
  for stock options                        71,879       90,043        75,519       76,641
                                          _______      _______       _______      _______

Total Shares                            2,716,114    2,774,112     2,751,205    2,786,770
                                       __________   __________     _________    _________

Net Income                             $2,444,000   $2,217,000    $7,037,000   $6,512,000
                                       __________   __________    __________   __________

Per Share Amount                       $     0.90   $     0.80    $     2.56   $     2.34
                                       __________   __________    __________   __________

                                          Three Months Ended         Nine Months Ended
Calculation of Fully Diluted                 September 30,              September 30,
  Earnings Per Share                      1996          1995         1996         1995
______________________________            ____          ____         ____         ____
Average common shares outstanding       2,690,435    2,736,869     2,721,886    2,762,929

Less:  Unallocated Employee Stock Ownership
       Plan (ESOP) shares not committed
       to be released                     (46,200)     (52,800)      (46,200)     (52,800)

Shares assumed to be repurchased
  under treasury stock method
  of stock options                         72,499       97,088        76,069       97,088
                                         ________      _______       _______      _______

Total Shares                            2,716,734    2,781,157     2,751,755    2,807,217
                                        _________    _________     _________    _________

Net Income                             $2,444,000   $2,217,000    $7,037,000   $6,512,000
                                       __________   __________    __________   __________

Per Share Amount                       $     0.90   $     0.80    $     2.56   $     2.32


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